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                 August 25, 2022

       David Ly
       Chief Executive Officer
       Iveda Solutions, Inc.
       1744 S. Val Vista Drive, Ste. 213
       Mesa, Arizona 85204

                                                        Re: Iveda Solutions,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 23,
2022
                                                            File No. 333-267029

       Dear Mr. Ly:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 460 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Peter Campitiello